Exhibit 10.18

AUGUST 2012 AMENDMENT TO HERITAGE 2006 EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 28, 2009)

Heritage Bankshares, Inc., a Virginia corporation (the “Company”), sponsors the Heritage 2006 Equity Incentive Plan, as amended and restated January 28, 2009 (the “Equity Incentive Plan”). Effective August 22, 2012, the Board of Directors of the Company amended the definition of “Fair Market Value” under Section 1.11 of the Equity Incentive Plan to read as follows:

“1.11. “Fair Market Value” of a share of Common Stock on any relevant date means: (i) the price of the last sale of a share of Common Stock on the OTC Markets Group (or its successor interdealer quotation system) occurring prior to the grant of the applicable Award under the Plan; or (ii) if (i) is inapplicable, the fair market value as determined in good faith by the Board.”

Adopted by the Board of Directors of the Company, effective August 22, 2012.